EXHIBIT 5.1 OPINION OF QUARLES & BRADY STREICH LANG LLP

Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004-2391
Phone: (602) 229-5200
Fax: (602) 229-5690
www.quarles.com

December 2, 2003

Insight Enterprises, Inc.
1305 West Auto Drive
Tempe, Arizona 85284

Re:	Insight Enterprises, Inc. 1998 Long-Term Incentive Plan

     Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Insight Enterprises, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 5,460,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”).

     We have examined: (i) the Registration Statement; (ii) the Company’s Composite Certificate of Incorporation and Bylaws, as amended to date; (iii) the Company’s Specimen Common Stock Certificate; (iv) the Stockholder Rights Agreement, dated as of December 4, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent; (v) the Plan; (vi) the corporate proceedings relating to the adoption of the Plan; and (vii) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Delaware.

2.	The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable by the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady Streich Lang LLP

QUARLES & BRADY STREICH LANG LLP